UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2007 (June 12, 2007)

CuraGen Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-23223	06-1331400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main Street, Branford, CT	06405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 481-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 12, 2007, CuraGen Corporation, a Delaware corporation (“CuraGen”), presented an update on the clinical development program for belinostat, a histone deacetylase (HDAC) inhibitor, and reported updated results suggesting clinical activity of belinostat against cutaneous T-cell lymphoma (CTCL), peripheral T-cell lymphoma (PTCL), and ovarian cancers. A summary of the results reported appears below.

CLN-6: Phase II trial evaluating intravenous belinostat for T-cell Lymphomas

The interim results reported on 14 patients with CTCL and 12 patients with PTCL. In the CTCL arm in patients who had received an average of six prior lines of therapy, four of 14 patients achieved an objective response for an objective response rate of 29%, including one complete response and three partial responses. Time to response ranged from 8 to 57 days. As demonstrated by a decrease in SWAT score, 77% of evaluable patients showed an improvement in skin burden of CTCL. Five out of six patients with significant pruritus at baseline had a clinically meaningful reduction in pruritus scores. As previously announced in December 2006, based on the clinical activity observed in the first phase of the study, the CTCL arm is now enrolling up to 34 patients to further refine the magnitude of the objective response rate.

In the PTCL arm, 2 of 11 evaluable patients achieved an objective response including one complete response and one partial response, with best responses not yet determined in 2 patients whose treatment is ongoing. CuraGen announced that based on a recent review of this data by CuraGen and the study investigators, the degree of activity observed in the first phase of this study meets the predefined criteria to expand enrollment of the PTCL arm to a total of 34 patients.

CLN-8: Phase Ib/II trial evaluating intravenous belinostat in combination with paclitaxel and carboplatin

Phase Ib dose-escalation results on 23 patients with advanced solid tumors were presented at the 2007 American Society of Clinical Oncology (ASCO) meeting and indicate that the combination of intravenous belinostat plus standard doses of carboplatin and paclitaxel are generally well tolerated. Two partial responses (1 pancreatic and 1 rectal cancer) were noted and one patient with mixed mullerian cancer of ovarian origin achieved an 81% reduction in CA-125 levels. In addition, 11 patients achieved stable disease (SD), including one patient with bladder cancer (SD for 20 cycles), and one patient with carcinoma of unknown primary (SD for 17 cycles and ongoing).

The Phase II portion of this trial for ovarian cancer has been initiated, with 16 patients having been treated and 13 patients continuing on study and undergoing assessment to determine their response to treatment. This trial utilizes a Simon Two Stage Design and is initially enrolling up to 18 patients. Two of the ongoing patients have achieved an objective response and upon confirmation of the response CuraGen expects to expand the trial and enroll up to 32 patients to further define the objective response rate and tolerability of belinostat in combination with carboplatin and paclitaxel.

Furthermore, this Phase II study has been broadened to include an additional arm that will enroll up to 15 patients with transitional cell cancer of the bladder in order to evaluate the activity of belinostat in combination with carboplatin and paclitaxel in this patient population. Interim results are anticipated during the first half of 2008.

NCI P7267: Phase II trial evaluating intravenous belinostat monotherapy for micropapillary/borderline low malignant potential (LMP) ovarian carcinoma or advanced platinum resistant ovarian tumors

The Phase II trial is an open-label study evaluating belinostat as a single agent treatment for patients with either micropapillary/borderline LMP ovarian carcinoma or advanced platinum resistant ovarian tumors. The primary endpoint for the study is determination of objective response, as evaluated by RECIST and GCIG CA125 criteria. Secondary endpoints include evaluation of safety and tolerability of belinostat, stable disease rates, duration of response, progression-free survival, as well as median and overall survival. Enrollment of patients is ongoing into both arms of the trial. An objective clinical response has been recently observed in the LMP arm and is pending confirmation and review. This study is being sponsored by the National Cancer Institute (NCI) under a Clinical Trials Agreement with CuraGen, and is being conducted under contract with the Princess Margaret Hospital.

CLN-4: Phase Ib/II trial evaluating intravenous belinostat in combination with 5-fluorouracil (5-FU)

Phase Ib dose-escalation results on 25 patients with advanced solid tumors were presented at ASCO and indicate that the combination of intravenous belinostat plus 5-FU is generally well tolerated. Two dose limiting toxicities, including one Grade 3 stomatitis and one Grade 3 angina were reported in the highest dose group evaluating 1000 mg/m2/day belinostat plus 1000 mg/m2/d 5-FU. All patients received extensive pre- and post-treatment ECG monitoring with no Grade 3 QTc prolongation noted.

Of the 23 evaluable patients, a total of seven patients achieved SD (range 2 – 8 cycles), with 2 patients currently on treatment, and no objective responses noted. No consistent effect has been seen on the expression of thymidylate synthase (TS) in peripheral blood mononuclear cells from this population. Enrollment of patients is continuing into the 1000 mg/m2/d belinostat and 500 mg/m2/d 5-FU dose cohort. Six additional patients are planned to be enrolled at this dose to determine whether there is any effect on the expression of TS in tissue samples.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION
(Registrant)

Date: June 13, 2007	By:	/s/ David M. Wurzer
David M. Wurzer
Executive Vice President, Treasurer and Chief Financial Officer